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                                                                     EXHIBIT 11
                        NOVAMETRIX MEDICAL SYSTEMS INC.

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                                           QUARTER                    QUARTER
                                                            ENDED                      ENDED
                                                           07-30-95                   07-31-94
                                                           --------                   --------
PRIMARY EARNINGS PER SHARE:
 Weighted average number of shares of
   Common Stock outstanding                                5,851,621                  5,104,322

 Net effect of dilutive common stock
 equivalents (1)                                           2,244,456                  2,245,103
                                                           ---------                  ---------
 Total weighted average number of shares
  of Common Stock and dilutive common
  stock equivalents outstanding                            8,096,077                  7,349,425
                                                           =========                  =========

FULLY DILUTED EARNINGS PER SHARE:
 Weighted average number of shares of
  Common Stock outstanding                                 5,851,621                  5,104,322

 Net effect of dilutive common stock
 equivalents (1)                                           2,244,456                  2,264,391
                                                           ---------                  ---------
 Total weighted average number of shares
  of Common Stock and dilutive common
  stock equivalents outstanding                            8,096,077                  7,368,713
                                                           =========                  =========

Net income                                                 $ 388,167                  $ 204,174

Per common share amounts:

  Primary                                                  $     .05                  $     .03

  Fully Diluted                                            $     .05                  $     .03
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(1)  Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's Employee Stock
Purchase Plan. The computation of dilutive common stock equivalents is based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price for the primary earnings per share computations and the higher of average or period-end market price for the fully diluted earnings per share computations.



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